AMENDMENT TO LEASE AGREEMENT

                           DATED April 14, 1997
                           _______________



This Amendment becomes a part of the Equipment Lease Agreement dated as of October 12, 1994, and the accompanied Rider No. 2, amended as of November 14, 1996, wherein Perma-Fix Environmental Services Inc., Perma-Fix of Memphis Inc., Perma-Fix of Ft. Lauderdale Inc., Perma-Fix of Dayton Inc., and Perma-Fix Treatment Services Inc. as Lessees and Ally Capital Corporation is Lessor, whereas the attached Exhibit A Sections 1.2, 1.3 and 1.4 are further amended. All other conditions of the Equipment Lease Agreement including the August 16, 1996, and November 14, 1996, amendments remain in force and effect.

                             WITNESSETH THAT:

    WHEREAS, certain Events of Default have occurred and are continuing under the Equipment Lease Agreement as described on Exhibit A-1 attached hereto (the "Existing Events of Default"); and

    WHEREAS, Lessees have requested that Lessor waive the Existing Events of Default, amend the financial covenants set forth in
Section 1 of the Equipment Lease Agreement in certain respects, and amend certain other provisions of the Equipment Lease Agreement as set forth hereinbelow; and

    WHEREAS, pursuant to Lessees request and subject to all of the terms and conditions set forth herein (including, without limitation, payment by Lessees to Lessor of the fee described in
Section 5 hereof), Lessor is willing to waive the existing Events of Default, and to amend the Equipment Lease Agreement in the manner hereinafter set forth; and

    WHEREAS, Lessees and Lessor desire to enter into this Amendment in order to memorialize their mutual understandings in regard to the foregoing matters.

                             PERMA-FIX SERVICES INC. AND PERMA-
                             FIX OF MEMPHIS INC. AND PERMA-FIX OF
                             FT. LAUDERDALE INC. AND PERMA-FIX OF
                             DAYTON INC. AND PERMA-FIX TREATMENT
                             SERVICES INC. -- CO-LESSEES.


ALLY CAPITAL CORPORATION          PERMA-FIX ENVIRONMENTAL
AS LESSOR                         SERVICES, INC.

By: /s/ Stephen Pickens      By: /s/ Louis Centofanti
  _______________________      _________________________________
Name: Stephen M. Pickens     Name: Louis F. Centofanti
Title: Vice President        Title: CEO

                             PERMA-FIX OF MEMPHIS INC.


                             By: /s/ Louis Centofanti
                                _________________________________
                             Name: Louis F. Centofanti
                             Title: CEO

                             PERMA-FIX OF FT. LAUDERDALE INC.


                             By: /s/ Louis Centofanti
                                _________________________________
                             Name: Louis F. Centofanti
                             Title: CEO

                             PERMA-FIX OF DAYTON INC.


                             By: /s/ Louis Centofanti
                                _________________________________
                             Name: Louis F. Centofanti
                             Title: CEO

                             PERMA-FIX TREATMENT SERVICES INC.


                             By: /s/ Louis Centofanti
                                _________________________________
                             Name: Louis F. Centofanti
                             Title: CEO

                                EXHIBIT "A"
                                __________

                      TO AMENDMENT TO LEASE AGREEMENT
                      _______________________________

                           Dated April 14, 1997


FINANCIAL COVENANTS Section 1.
_____________________________

Perma-Fix Environmental Services Inc. and its subsidiaries on a consolidated basis covenant and agree that until payment in full of all Obligations owed by Perma-Fix Environmental Services Inc. to Ally Capital are paid, Perma-Fix shall comply with all covenants in
Section 1, as previously defined. Sections 1.2, 1.3, and 1.4 are hereby deleted in their entirety and the following revised sections substituted in lieu thereof. The terms used in this Exhibit "A" to amendment to lease agreement shall have the meanings as defined in the loan and security agreement dated as of January 27, 1995 among Perma-Fix Environmental Services Inc. and subsidiaries and Heller Financial Inc. as amended to the date of this amendment.

    1.2  Minimum EBITDA.
         ______________

         Parent shall achieve an EBITDA of at least the amount set forth below for each applicable period set forth below (or with respect to each period for which a negative amount is set forth below, shall not permit EBITDA to be more negative than such amount):

              Applicable Period             Amount
              _________________             ______

         Three Months Ended 3/31/97        $(340,000)
         Six Months Ended 6/30/97          $320,000
         Nine Months Ended 9/30/97         $1,360,000
          Twelve Months Ended 12/31/97     $2,275,000
             and for each twelve month
             period ending on the last
             day of each fiscal quarter
             thereafter

   1.3  Capital Expenditures Limits
          ___________________________

          The aggregate amount of all Capital Expenditures of Parent and its Subsidiaries (excluding trade-ins and excluding Capital Expenditures financed pursuant to Capital Leases permitted will not exceed the amount set forth below for each applicable period set forth below (on a cumulative basis for all periods ending on or prior to December 31, 1997):

               Applicable Period             Amount
               _________________             ______

          Three Months Ended 3/31/97        $  266,000
          Six Months Ended 6/30/97          $  416,000
          Nine Months Ended 9/30/97         $  516,000
          Twelve Months Ended 12/31/97      $  591,000
          Each fiscal Quarter Ending        $  100,000
             After 12/31/97

          In addition, if pursuant to Section 2 hereof Lessees obtain aggregate cash infusions in excess of Seven Hundred Thousand Dollars ($700,000) on or prior to August 15, 1997, then the Capital Expenditures limitation for the remainder of Lessees' 1997 Fiscal Year shall be increased by the amount by which such cash infusions exceed Seven Hundred Thousand Dollars ($700,000); provided, however, that Lessees will be permitted to make Capital Expenditures in such increased amount only if (a) for the thirty (30) days prior the making of each such Capital Expenditure and after giving effect thereto, the Maximum Revolving Loan Amount shall exceed the outstanding amount of the Revolving Loan by at least Two Hundred Thousand Dollars ($200,000) and (b) at the time any such Capital Expenditures are to be made no Default or Event of Default has occurred and is continuing or would result therefrom.

     1.4  Fixed Charge Coverage.
          _____________________

          Parent shall not permit Fixed Charge Coverage for each applicable period set forth below to be less than the ratio set forth below for such period (or if the ratio set forth below for any applicable period is negative, shall not permit Fixed Charge Coverage for such applicable period to be a larger negative ratio than that set forth below):

                   Applicable Period           Ratio
                   _________________           _____

               Three Months Ended 3/31/97    (1.20:1.0)
               Four Months Ended 4/30/97      (.75:1.0)
               Five Months Ended 5/31/97      (.45:1.0)
               Six Months Ended 6/30/97       (.15:1.0)
               Seven Months Ended 7/31/97      .05:1.0
               Eight Months Ended 8/31/97      .25:1.0
               Nine Months Ended 9/30/97       .45:1.0
               Ten Months Ended 10/31/97       .60:1.0
               Eleven Months Ended 11/30/97    .65:1.0
               Twelve Months Ended 12/31/97    .70:1.0
               Twelve Months ending on the
                  last day of each fiscal
                  month ending thereafter     1.0:1.0

          In computing Fixed Charge Coverage for purposes hereof,
(a) Capital Expenditures pursuant to Capital Leases permitted and

Indebtedness paid by Perma-Fix, Inc. in connection with the sale of its Re-Tech division shall be excluded and (b) insurance proceeds or any benefit therefrom (if otherwise included) shall be excluded from net income.

CASH INFUSION Section 2.
_______________________

Lessees shall obtain an infusion of at least Seven Hundred Thousand Dollars ($700,000) in unrestricted cash on a basis as set forth below, with an initial infusion of at least One
Hundred Fifty Thousand Dollars ($150,000) to be obtained on or prior to June 15, 1997 and the balance to be obtained on or prior to August 15, 1997. Such cash may consist of insurance proceeds with regard to the accident at Lessees' Memphis, Tennessee facility and the vandalism at Lessees' Fort Lauderdale, Florida facility, proceeds of capital contributions, proceeds of stock or other securities offerings, other proceeds obtained in a manner approved by Heller Financial, Inc. in writing or some combination of the foregoing. On June 15, 1997 and August 15, 1997, Parent shall report to Lessor in writing as to Lessees' compliance (or failure to comply) with the foregoing covenant.

PROJECTIONS Section 3.
_____________________

As soon as available and in any event no later than July 31 of each Fiscal Year, Parent will deliver consolidated and consolidating
Projections of Parent and its Subsidiaries for the forthcoming
Fiscal Year, month-by-month.

WAIVER OF EXISTING EVENTS OF DEFAULT Section 4.
______________________________________________

Lessor hereby waives the Existing Events of Default; provided, however, that (i) such waivers and the amendments set forth in
Section 1 hereof shall become void and of no further force or effect if (a) Parent's audited financial statements for its 1996 Fiscal Year evidence that Lessees' Fixed Charge Coverage for such Fiscal Year was less than .26:1.0 or that Lessees made Capital Expenditures in excess of $2,166,000 (calculated by including the principal portion of payments made during such period under or with respect to Capital Leases) for such Fiscal Year, (b) such financial statements differ in any material adverse respect from the draft thereof provided to Lessor, or (c) Lessees fail to deliver such audited financial statements to Lessor on or prior to April 16, 1997, accompanied by the unqualified opinion of Parent's accountants and (ii) such waivers shall not be, or be deemed to be, waivers of any other Defaults or Events of Default which may presently or hereafter exist, or (d) any payment defaults now exist or remain uncured for any period in excess of ten (10) days.

CONDITIONS PRECEDENT Section 5.
______________________________

The amendments and waivers set forth herein shall not become effective unless and until each of the following conditions shall have been satisfied, as determined by Lessor in its sole discretion:

          (a) The Lease Parties party thereto and Heller Financial, Inc. shall have entered into an amendment to the Heller Loan Agreement, in form and substance as previously provided to Lessor, pursuant to which all violations of the financial covenants set forth therein shall be waived and all such covenants applicable to future periods which correspond to the financial covenants amended hereby shall be amended so that such covenants are no more restrictive than the covenants set forth herein, as determined by Lessor in its sole discretion.

          (b) Each of the Lease Parties shall have executed and delivered in favor of Lessor such additional Lease Documents and amendments to existing Loan Documents as Lesser shall deem to be necessary or appropriate in connection herewith.

          (c) After giving effect to the waivers set forth in Section D hereof, no Default or Event of Default shall have occurred and be continuing.

          (d) In consideration of the accommodations by Lessor to the Lease Parties contemplated hereby the Lease Parties shall have paid to Lessor a fee of $5,000, which fee shall be fully-earned on the date hereof and non-refundable, and shall be in addition to, and not in lieu of, all fees, interest and expenses payable by the Loan Parties under the Equipment Lease Agreement.

          (e) Since December 31, 1996, there shall have occurred no material adverse change in the business, operations, financial conditions, profits or prospect of any Lease Party or in the Collateral, except for the explosion at Lessees' Memphis, Tennessee facility.

          (f) Lessees shall have delivered to Lessor a draft of Parent's consolidated audited financial statements for its 1996
Fiscal Year and the same shall be satisfactory to Lessor in all respects.

                                 EXHIBIT A

                        EXISTING EVENTS OF DEFAULT


1. Event of Default under Section 2 of Rider No. 2 of the Equipment Lease Agreement as a result of Parent's failure to deliver an accountant's report as to its and its Subsidiaries' financial statements for the fiscal year ending December 31, 1996 on or prior to March 31, 1997.

2. Events of Default under Section 1 of Rider No. 2 of the Equipment Lease Agreement as a result of Parent's failure to comply with the financial covenants set forth in Sections 1.3 (Capital Expenditures) and 1.4 (Fixed Charge Coverage) of the Equipment Leae Agreement for its Fiscal Year ending December 31, 1996 and its failure to comply with the financial covenant set forth in
     Section 1 of the Equipment Lease Agreement for the months of January, 1997 and February, 1997.
































ISTE:\N-P\PESI\10K\1996\EXHIBIT4.14